Exhibit 10.2

Fisher Communications, Inc
[Logo of Fisher Communications]	100 4th Avenue North, Suite 440
Seattle, WA 98109
Tel: (206) 404-6783
Fax: (206) 404-6765
www.fsci.com

William W. Krippaehne Jr.
President & CEO
billk@fsci.com

May 3, 2004

Mr. David D. Hillard

14125 105th Avenue NE

Kirkland, WA 98034

Dear Dave,

This letter serves as follow up to your letter of April 19 addressed to James W. Cannon, as chairman of the Fisher Communications, Inc. Compensation Committee requesting a waiver of the three (3) month limitation on exercise of your stock options following termination of employment.

Please be advised by this letter that the Committee has agreed to your request to waive the three (3) month limitation of section 13(a) of the Incentive Plans and that such period shall now be consistent with the five (5)year period contained in Section13(b) of such Incentive Plans.

Sincerely,

/s/ William W. Krippaehne Jr.

Cc:	Robert Bateman
Laura Boyd